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BRITISH COLUMBIA
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Number: BC0826848

# CERTIFICATE
# OF
# INCORPORATION

*BUSINESS CORPORATIONS ACT*

I Hereby Certify that USA POTASH CORP. was incorporated under the Business Corporations Act on June 4, 2008 at 10:32 AM Pacific Time.

*Issued under my hand at Victoria, British Columbia*
*On June 4, 2008*

**RON TOWNSHEND**
*Registrar of Companies*
Province of British Columbia
Canada